Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated November 5, 2009 to Pricing Supplements No. 32, 33, 34, 35, 37 and 38, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the AB Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between October 6, 2009 and November 5, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	76.260%	$3,813,000	November 9, 2009
$5,000,000	76.102%	$3,805,100	October 30, 2009
$5,000,000	78.057%	$3,902,850	October 28, 2009
$5,000,000	76.586%	$3,829,300	October 23, 2009
$5,000,000	75.455%	$3,772,750	October 22, 2009
$2,000,000	75.008%	$1,500,160	October 21, 2009
$5,000,000	74.082%	$3,704,100	October 20, 2009
$2,000,000	73.507%	$1,470,140	October 19, 2009
$5,000,000	73.507%	$3,675,350	October 19, 2009
$5,000,000	69.093%	$3,454,650	October 9, 2009

Linked to the MLCX Grains Index®

—Total ReturnSM

Due February 13, 2023

The following issuances occurred between October 6, 2009 and November 5, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	54.659%	$546,590	October 20, 2009
$1,000,000	54.481%	$544,810	October 19, 2009

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between October 6, 2009 and November 5, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	78.013%	$3,900,650	October 28, 2009
$5,000,000	75.914%	$3,795,700	October 26, 2009
$5,000,000	76.206%	$3,810,300	October 23, 2009
$5,000,000	75.307%	$3,765,350	October 20, 2009
$6,000,000	74.810%	$4,488,600	October 19, 2009
$5,000,000	74.810%	$3,740,500	October 19, 2009
$5,000,000	74.810%	$3,740,500	October 19, 2009

Linked to the Rogers International Commodity Index®

—Energy Total ReturnSM

Due October 24, 2022

The following issuances occurred between October 6, 2009 and November 5, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	61.615%	$3,080,750	October 20, 2009
$5,000,000	60.993%	$3,049,650	October 19, 2009

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances occurred between October 6, 2009 and November 5, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	89.043%	$445,215	November 5, 2009
$5,000,000	91.171%	$4,558,550	November 4, 2009
$500,000	89.988%	$449,940	October 26, 2009

Linked to the SPECTRUM Large Cap U.S. Sector Momentum Index

developed by BNP Paribas

Due August 8, 2022

The following issuances occurred between October 6, 2009 and November 5, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$200,000	80.000%	$160,000	October 21, 2009

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$98,200,000	74.343%	$73,004,505	$4,073.65(1)

(1)   The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $26,989.98 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $22,916.33 remains available for future offerings for such pricing supplements described above.